Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Joseph W. Schmidt	http://www.dovercorporation.com
Vice President, General Counsel
& Secretary
(212) 922-1640
Thomas Derosa and Peter Francis Join Dover Corporation’s
Board as Independent Directors
New York, NY, August 2, 2007 — Dover Corporation (NYSE:DOV) today announced that Thomas J. Derosa and Peter T. Francis have been elected to the company’s Board of Directors.
Mr. Derosa brings to the Dover board an extensive financial background in both domestic and international businesses. He has experience in investment banking, mergers & acquisitions, finance, operations and real estate. Mr. Derosa was Vice Chairman and Chief Financial Officer of The Rouse Company, a real estate development and operations company, from 2002 until it was acquired in November 2004. After earning his MBA at the Columbia Graduate Business School in 1988, he worked at Smith Barney and then at Alex. Brown & Sons and its successor firms, Bankers Trust and Deutsche Bank AG, where his last position was Global Co-head of the Health Care Investment Banking Group in London from 1999 to 2002. Mr. Derosa currently serves on the board of Health Care REIT, Inc. (NYSE: HCN), an equity real estate investment trust, where he is Chair of the Audit Committee and a member of the Investment, Nominating/Corporate Governance and Planning Committees. Mr. Derosa is also a director of Value Retail PLC, a UK company engaged in developing and operating high fashion outlet shopping villages in Europe, and a Trustee and member of the Board of Directors of Georgetown University.
Mr. Francis is Chairman, President and Chief Executive Officer of J.M. Huber Corporation, a global supplier of engineered materials, food ingredients, natural resources and technology-based services. He brings to the Dover board more than 25 years of broad-based manufacturing and entrepreneurial experience, including 15 years in executive capacities at J.M. Huber where he has been a board member since 1990, Chairman since 1993 and President and Chief Executive Officer since 1994. Mr. Francis’s mergers and acquisitions experience includes over 100 acquisitions and 20 divestitures at Huber and 8 years at AMS

Acquisition Corporation, a holding company for LBOs of manufacturing companies. He has an MBA from Stanford University and is on the Advisory Board of the Graduate Business School there.
The addition of Mr. Derosa and Mr. Francis will increase the size of the Dover board from 11 to 13 directors.
Ronald L. Hoffman, Dover’s President and Chief Executive Officer, said, “The election of Thomas Derosa and Peter Francis reflects the ongoing commitment of our board to its diversity of talents and perspectives and expands its manufacturing and financial expertise. We are fortunate to be adding two independent directors of Thomas Derosa’s and Peter Francis’ achievements and capabilities to the board. We believe Dover will benefit tremendously from their valuable insights and wealth of experience.”
Dover Corporation is a diversified industrial manufacturer with over $7 billion of annualized revenues from operating companies that produce specialized industrial products and equipment.
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